Exhibit 99.1

Ultra Petroleum Announces Third Quarter 2014 Financial And Operating Results

HOUSTON, Oct. 30, 2014 /PRNewswire/ -- Ultra Petroleum Corp. (NYSE: UPL) today reported financial and operating performance for the third quarter of 2014. Highlights for the quarter include:

  Earnings of $82.0 million, or $0.53 per diluted share – adjusted(2)
  Generated operating cash flow(1) of $160.7 million, or $1.04 per diluted share
  Produced 62.5 Bcfe of natural gas and oil
  Increased oil production 212 percent year over year
  Low per unit all-in costs of $3.18 per Mcfe with cash costs of $1.96 per Mcfe
  Generated solid margins in the third quarter of 2014 (adjusted): 57 percent operating cash flow margin(4) and 29 percent net income margin(3)

Third Quarter Results

Ultra Petroleum reported adjusted net income(2) of $82.0 million, or $0.53 per diluted share for the third quarter of 2014. Operating cash flow(1) was $160.7 million, or $1.04 per diluted share for the quarter ended September 30, 2014. The company's reported net income was $125.4 million or $0.81 per diluted share for the three month period. Third quarter results included an unrealized, mark-to-market gain of $40.8 million on the company's commodity hedges. The unrealized gain is typically excluded by the investment community in published estimates.

For the third quarter of 2014, production of natural gas and oil was 62.5 billion cubic feet equivalent (Bcfe). The company's production for the third quarter 2014 was comprised of 57.0 billion cubic feet (Bcf) of natural gas and 927.3 thousand barrels (Mbls) of oil. Oil production increased 212 percent from the same period last year.

During the third quarter of the year, Ultra Petroleum's average realized natural gas price was $3.59 per thousand cubic feet (Mcf), including the effects of commodity hedges. Excluding realized gains and losses on commodity derivatives, the company's average realized price for natural gas was $3.72 per Mcf. The company's average realized oil price was $81.18 per barrel (Bbl), including realized gains and losses on commodity hedges. Excluding these effects, the third quarter 2014 average realized price for oil was $82.77 Bbl.

Year-to-Date Results

Ultra Petroleum reported adjusted net income(2) of $298.6 million, or $1.93 per diluted share for the nine months ended September 30, 2014. Operating cash flow(1) was $506.9 million for same period ended September 30, 2014. Ultra's reported net income was $333.1 million, or $2.15 per diluted share for the nine month period. Year-to-date results included an unrealized, mark-to-market gain of $26.6 million on the company's commodity hedges. The unrealized gain is typically excluded by the investment community in published estimates.

For the nine month period ended September 30, 2014, production of natural gas and oil was 178.3 Bcfe. The company's production was comprised of 164.3 Bcf of natural gas. Oil was 2.3 million barrels (Mmbls), a 171 percent increase from the same period last year.

The company's average realized natural gas price was $4.04 per Mcf, including realized gains and losses on commodity hedges during the nine month period ended September 30, 2014. Excluding realized gains and losses on commodity derivatives, the company's average price for natural gas was $4.33 per Mcf. The company's average realized oil price was $81.96 per Bbl, including realized gains and losses on commodity hedges. Excluding realized gains and losses on commodity derivatives, the company's average price for oil in the nine months ended September 30, 2014 was $84.89 per Bbl.

"Operationally we had a great quarter as our production is back to profitable-growth mode," commented Michael D. Watford, Chairman, President and Chief Executive Officer.

Pinedale Acquisition

Ultra closed the previously announced acquisition to acquire 189 MMcfe per day of natural gas production from 515 producing net wells in the Pinedale field from Royal Dutch Shell ("Shell") in exchange for a cash payment of $925.0 million, approximately 155,000 net acres, and 100 MMcfe per day of net production. The effective date of the transaction is April 1, 2014, with closing on September 25, 2014. The transaction was financed through a combination of $850.0 million of new bonds issued at 6.125 percent, with the remainder financed under the senior revolver.

The acquisition is a strategic repositioning of natural gas assets in the company's portfolio, which the company expects will lead to improved returns, increased reserves, increased percentage of sales in higher value markets, increased operatorship and increased control of capital allocation.

"This unique transaction afforded us the opportunity to increase ownership in our core Pinedale asset. It provides additional exposure to favorable western gas prices. Currently, 94 percent of our volumes will receive western gas pricing, which is an increase from 76 percent prior to the transaction. Furthermore, it increases operatorship to 82 percent from 62 percent across our entire portfolio allowing us to better allocate capital to our highest returning projects," commented Michael D. Watford.

Wyoming - Operational Highlights

During the third quarter, Ultra Petroleum and its partners drilled 45 gross (27 net) Wyoming Lance wells and placed on production 46 gross (27 net) wells. The company's net Wyoming production averaged 489.4 million cubic feet equivalent (MMcfe) per day during the quarter.

The table below outlines the company's internal rates of return (IRR's) in Pinedale achieved for wellhead gas prices in the range of $4.00 to $5.00 per Mcf and Estimated Ultimate Recovery (EURs) ranging from 4.0 to 6.0 Bcfe.

Wellhead Gas Price ($/Mcf)	Pinedale IRR's Reserve Size (Bcfe)
	6.0	5.0	4.0
$4.00	92%	60%	37%
$4.50	115%	77%	47%
$5.00	144%	95%	59%
	Economics at $3.8 million/well cost

Year to date, Ultra Petroleum and its partners drilled 120 gross (73 net) Wyoming Lance wells and placed on production 127 gross (75 net) wells. The company produced 125.6 Bcfe from Wyoming during the first nine months of 2014.

Utah - Operational Highlights

During the third quarter, Ultra Petroleum drilled 24 gross (24 net) wells and placed on production 27 gross (27 net) Uinta wells. Ultra's net production averaged 6,937 barrels of oil equivalent (Boe) per day for the quarter. This represents 25 percent sequential production growth from 5,555 Boe per day (net) in the second quarter.

Year to date in the Uinta, Ultra Petroleum drilled 59 gross (59 net) wells and placed on production 58 gross (58 net) wells.

The tables below provide average initial production (IP) data for the 58 wells turned to sales year–to-date by area. The table highlights strong and consistent well performance.

Year-To-Date 2014 Average IP by Area Well Performance – Uinta (Bbl/d)
Area	Well Count	Average IP30	Average IP60	Average IP90	Average IP120
1	22	179	171	168	150
2	21	150	145	131	125
3	15	97	99	94	82

Pennsylvania - Operational Highlights

The pace of Marcellus activity slowed significantly this year as a result of strategically reducing capital at the beginning of the year culminating in the divestiture of a majority of the company's position during the third quarter. Prior to divesting, Ultra participated in drilling and initiating production from 6 gross (3 net) wells during the first nine months of the year.

The company averaged 148.9 MMcfe per day of Marcellus production for the third quarter. Cumulative Pennsylvania production for the first nine months of 2014 was 43.4 Bcfe.

Financial Strength

Ultra Petroleum exited the third quarter with 83 percent of the company's outstanding borrowings comprised of long-term, fixed-rate debt with an average remaining term of 6.7 years and a 5.8 percent weighted average coupon rate. The company has $434.0 million of liquidity available under its senior credit facility.

During the third quarter the company issued $850.0 million in aggregate principal amount of 6.125 percent senior unsecured notes due 2024 (issued by the parent company, Ultra Petroleum Corp.). The new notes were issued in conjunction with funding the purchase of the Pinedale acquisition. The operative financial covenant for the company is now effectively the interest coverage covenant of 2.25 times in the new senior notes.

"We are pleased with our latest debt offering, the timing of our execution, and the market's receptivity. The offering provided us the ability to finance the transition of our portfolio to higher returning natural gas assets in our Pinedale flagship field at an attractive interest rate," commented Garland R. Shaw, Senior Vice President and Chief Financial Officer.

Commodity Hedges

The company has in place fixed price swaps for the fourth quarter of 2014 of 20.1 Bcf of natural gas hedged at a weighted average price of $4.26 per Mcf. Looking ahead to 2015, the company has 4.3 Bcf of natural gas hedged at a weighted average price of $4.11 per Mcf for April through October.

Ultra also has in place crude oil hedges of 368 MBbls for the fourth quarter of 2014 at a weighted average price of $93.19 per Bbl. Additional details of the company's current hedge positions are available in the financial tables section of the news release. The company opportunistically hedges a portion of its forecasted production to lessen the volatility associated with swings in commodity prices and improve the certainty of cash flows in support of its capital investment program.

Fourth Quarter and Full-Year 2014 Production

Production for 2014 is expected to range between 247 - 250 Bcfe. The following table details estimated production by quarter for 2014:

2014 Estimated Total Production (Bcfe)

1st Quarter (A)	2nd Quarter (A)	3rd Quarter (A)	4th Quarter (E)	Full-Year 2014 (E)
57.2	58.5	62.5	68.8 – 71.8	247 – 250

The following table details estimated production by region for the fourth quarter 2014:

Region	Estimated 4th Quarter Production
Wyoming	89%
Utah	6%
Pennsylvania	5%

2014 Capital Investment Program Update

During the nine month period of 2014, Ultra invested a total of $1,339 million, including the Pinedale acquisition. The company expects to invest $1,500 million for the full year in 2014.

Fourth Quarter 2014 Price Realizations and Differentials Guidance

In the fourth quarter of 2014, the company's realized natural gas price is expected to average 4 to 6 percent below the NYMEX price due to differentials, before consideration of any hedging activity. Realized pricing for crude oil and condensate is expected to be about 18 – 20 percent below the average NYMEX price, before consideration of any hedging activity.

Fourth Quarter 2014 Expense Guidance

The following table presents the company's expected expenses per Mcfe in the fourth quarter of 2014 assuming a $3.84 per MMbtu Henry Hub natural gas price and a $82.00 per Bbl NYMEX crude oil price:

Costs Per Mcfe	Q4 2014
Lease operating expenses	$ 0.50 – 0.54
Production taxes	$ 0.45 – 0.47
Gathering fees	$ 0.29 – 0.31
Total lease operating costs	$ 1.24 – 1.32

Transportation charges	$ 0.28 – 0.30
Depletion and depreciation	$ 1.18 – 1.22
General and administrative – total	$ 0.08 – 0.10
Interest and debt expense	$ 0.59 – 0.61
Total operating costs per Mcfe	$ 3.37 – 3.55

2014 Annual Income Tax Guidance

Ultra currently projects a zero book tax rate for 2014 and does not anticipate paying any cash taxes.

Conference Call Webcast Scheduled for October 30, 2014

Ultra Petroleum's third quarter 2014 results conference call will be available via live audio webcast at 11:00 a.m. Eastern Daylight Time (10:00 a.m. Central Daylight Time) Thursday, October 30, 2014. To listen to this webcast, log on to www.ultrapetroleum.com and follow the link to the webcast. The webcast replay and podcast will be archived on Ultra Petroleum's website through November 13, 2014.

Financial tables to follow.

Ultra Petroleum Corp.
Consolidated Statements of Income (unaudited)
All amounts expressed in US$000's,
Except per unit data
	For the Nine Months Ended		For the Quarter Ended
	September 30,		September 30,
	2014	2013	2014	2013
Volumes
Natural gas (Mcf)	164,268,996	170,069,532	56,983,716	55,718,130
Crude oil and condensate (Bbls)	2,344,213	864,710	927,320	297,329
Mcfe - Total	178,334,274	175,257,792	62,547,636	57,502,104

Revenues
Natural gas sales	$711,965	$628,438	$211,853	$191,453
Oil sales	199,005	79,769	76,755	29,752
Total operating revenues	910,970	708,207	288,608	221,205

Expenses
Lease operating expenses	67,363	52,544	23,392	16,213
LGS operating lease expense	15,229	15,000	5,076	5,000
Production taxes	74,254	54,640	23,729	18,078
Gathering fees	41,073	38,400	14,916	12,682
Total lease operating costs	197,919	160,584	67,113	51,973

Transportation charges	57,882	61,913	20,034	20,955
Depletion and depreciation	204,810	180,993	76,289	59,401
General and administrative	11,236	9,272	3,762	3,496
Stock compensation	3,500	6,625	2,471	564
Total operating expenses	475,347	419,387	169,669	136,389

Other (expense) income, net	(54)	(50)	(56)	(63)
Interest and debt expense, net	(83,960)	(76,176)	(29,599)	(25,174)
Deferred gain on sale of liquids gathering system	7,915	7,914	2,638	2,638
Realized (loss) on commodity derivatives	(54,943)	(21,074)	(8,698)	(1,310)
Unrealized gain on commodity derivatives	26,620	523	40,750	3,384
Income before income taxes	331,201	199,957	123,974	64,291

Income tax (benefit) provision - current	(1,924)	3,240	(1,383)	381

Net income	$333,125	$196,717	$125,357	$63,910

Deferred gain on sale of liquids gathering system	(7,915)	(7,914)	(2,638)	(2,638)
Unrealized (gain) on commodity derivatives	(26,620)	(523)	(40,750)	(3,384)
Adjusted net income (2)	$298,590	$188,280	$81,969	$57,888

Operating cash flow (1)	$506,900	$375,898	$160,732	$117,850
(see non-GAAP reconciliation)

Weighted average shares (000's)
Basic	153,145	152,957	153,213	152,976
Fully diluted	154,771	154,366	154,859	154,512

Earnings per share
Net income - basic	$2.18	$1.29	$0.82	$0.42
Net income - fully diluted	$2.15	$1.27	$0.81	$0.41

Adjusted earnings per share(2)
Adjusted net income - basic	$1.95	$1.23	$0.54	$0.38
Adjusted net income - fully diluted	$1.93	$1.22	$0.53	$0.37

Cash flow per share(1)
Cash flow per share - basic	$3.31	$2.46	$1.05	$0.77
Cash flow per share - fully diluted	$3.28	$2.44	$1.04	$0.76

Realized Prices
Natural gas (Mcf), including realized gain (loss)
on commodity derivatives	$4.04	$3.57	$3.59	$3.41
Natural gas (Mcf), excluding realized gain (loss)
on commodity derivatives	$4.33	$3.70	$3.72	$3.44
Oil liquids (Bbls), including realized gain (loss)
on commodity derivatives	$81.96	$92.25	$81.18	$100.06
Oil liquids (Bbls), excluding realized gain (loss)
on commodity derivatives	$84.89	$92.25	$82.77	$100.06

Costs Per Mcfe
Lease operating expenses	$0.47	$0.39	$0.45	$0.37
Production taxes	$0.42	$0.31	$0.38	$0.31
Gathering fees	$0.23	$0.22	$0.24	$0.22
Transportation charges	$0.32	$0.35	$0.32	$0.36
Depletion and depreciation	$1.15	$1.03	$1.22	$1.03
General and administrative - total	$0.08	$0.09	$0.10	$0.07
Interest and debt expense	$0.47	$0.43	$0.47	$0.44
	$3.14	$2.82	$3.18	$2.80

Note: Amounts on a per Mcfe basis may not total due to rounding.

Adjusted Margins
Adjusted Net Income Margin(3)	35%	27%	29%	26%
Adjusted Operating Cash Flow Margin(4)	59%	55%	57%	54%

Ultra Petroleum Corp.
Supplemental Balance Sheet Data
All amounts expressed in US$000's
	As of
	September 30,	December 31,
	2014	2013
	(Unaudited)
Cash and cash equivalents	$1,398	$10,664
Outstanding debt
Bank indebtedness	566,000	460,000
Senior notes	2,860,000	2,010,000
	$3,426,000	$2,470,000

Reconciliation of Operating Cash Flow and Net Cash Provided by Operating Activities (unaudited)
All amounts expressed in US$000's
The following table reconciles net cash provided by operating activities with operating cash flow as derived from the company's financial information.

	For the Nine Months Ended		For the Quarter Ended
	September 30,		September 30,
	2014	2013	2014	2013

Net cash provided by operating activities	$515,162	$327,071	$168,511	$117,937
Net changes in operating assets and liabilities
and other non-cash items	(8,262)	48,827	(7,779)	(87)
Net cash provided by operating activities before
changes in operating assets and liabilities	$506,900	$375,898	$160,732	$117,850

Ultra Petroleum Corp.
Hedging Summary
October 30, 2014

The company has the following hedge positions in place to mitigate its commodity price exposure:

NYMEX Natural Gas Swaps:	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015
Volume (Bcf)	20.1	-	1.8	1.8	0.6
$/Mmbtu	$4.01	-	$3.88	$3.88	$3.88
$/Mcf	$4.26	-	$4.11	$4.11	$4.11

Crude oil Swaps:
Volume (Mbbls)	368.0	-	-	-	-
$/Bbl	$93.19	-	-	-	-

Note: Amounts may not total due to rounding.

The company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes certain non-GAAP performance measures may provide users of this financial information with additional meaningful comparisons between current results and the results of the company's peers and of prior periods.

(1) Operating Cash Flow is defined as Net cash provided by operating activities before changes in operating assets and liabilities and other non-cash items. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

Management presents the following measures because (i) they are consistent with the manner in which the company's performance is measured relative to the performance of its peers, (ii) these measures are more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

(2) Adjusted Net Income is defined as Net income (loss) adjusted to exclude certain charges or amounts in order to exclude the volatility associated with the effects of non-recurring charges, non-cash mark-to-market gains or losses on commodity derivatives, non-cash ceiling test impairments and other similar items.

(3) Adjusted Net Income Margin is defined as Adjusted Net Income divided by the sum of Oil and natural gas sales plus Realized gain (loss) on commodity derivatives.

(4) Adjusted Operating Cash Flow Margin is defined as Operating Cash Flow divided by the sum of Oil and natural gas sales plus Realized gain (loss) on commodity derivatives.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent energy company engaged in domestic natural gas and crude oil exploration, development and production. The company is listed on the New York Stock Exchange and trades under the ticker symbol "UPL". Additional information on the company is available at www.ultrapetroleum.com.

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements about future returns and commodity prices as well as other opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, the company can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company's businesses are set forth in its filings with the SEC, particularly in the section entitled "Risk Factors" included in its Annual Report on Form 10-K for the most recent fiscal year and from time to time in other filings made by the company with the SEC. These risks and uncertainties include, but are not limited to, increased competition, the timing and extent of changes in prices for oil and gas, particularly in Wyoming and Pennsylvania, the timing and extent of the company's success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, as well as other factors listed in the reports filed by the company with the SEC. Full details regarding the selected financial information provided above will be available in the company's report on Form 10-Q for the quarter ended September 30, 2014.

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CONTACT: Kelly L. Whitley, Director, Investor Relations, Phone: 281-582-6602, Email: kwhitley@ultrapetroleum.com